UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 7, 2008

QSGI INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32620 (Commission File Number)	13-2599131 (IRS Employer Identification Number)

400 Royal Palm Way, Palm Beach, FL 33480 (Address of Principal Executive Office)

Registrant’s telephone number, including area code: (561) 835-9757

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	Completion of Acquisition or Disposition of Assets

(a)
On July 8, 2008, the Company announced the completion of the acquisition of Contemporary Computer Service, Inc. for $10.6 million plus the potential for additional stock earn out of up to an additional 10 million shares of common stock based on achieving certain performance milestones. The $10.6 million purchase price was financed through a combination of the issuance of 3,500,000 shares of common stock in the Company, valued at $595,000, based upon the market price for QSGI's common stock as of July 6, 2008, the date immediately prior to the closing date, senior bank and seller financing in the amount of $10 million dollars, both secured by the assets of the Company.  In connection with the seller financing, the Company issued warrants to purchase 12,000,000 shares of Common Stock at a purchase price of $0.30 per share.  Text of the press release issued by the Company dated July 8, 2008, titled “QSGI Completes Acquisition of Contemporary Computer Services, Inc." is furnished as Exhibit 99.1 to this current report.  A copy of the First Amendment to Stock Purchase Agreement is attached as Exhibit 99.2 to this current report. A copy of the warrant agreement is attached as Exhibit 99.3 to this current report.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a)
On July 8, 2008, the Company issued a Subordinated Secured Convertible Note as part of the Acquisition of Contemporary Computer Services, Inc.  The Subordinated Secured Convertible Note is furnished as Exhibit 99.4.

ITEM 9.01	Financial Statements and Exhibits

(d)	The following exhibits are being filed or furnished with this report:

Exhibit 99.1	a. Text of the press release issued by the Company dated July 8, 2008, titled “QSGI Completes Acquisition of Contemporary Computer Services, Inc."

Exhibit 99.2	a. First Amendment to Stock Purchase Agreement
Exhibit 99.3	a. Warrant Agreement

Exhibit 99.4	a. Subordinated Secured Convertible Note

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QSGI INC.

Date: July 10, 2008	By:	/S/ Edward L. Cummings
Edward L. Cummings
Chief Financial Officer and Treasurer